UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 21, 2006

DIAMETRICS MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Minnesota	0-21982	41-1663185
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6245 Bristol Parkway #263, Culver City, California 90230

(Address of principal executive offices)

Registrant’s telephone number, including area code: (310) 670-2595

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On June 15, 2006, the Compensation Committee of the Board of Directors approved an interim salary compensation arrangement for W. Bruce Comer III and Heng Chuk, the Company’s Chief Executive Officer and Chief Financial Officer, respectively. The arrangement provides for a monthly salary of $1,000 for each Officer during the calendar months of June through October 2006. Furthermore, each Officer shall be entitled to an additional $4,000 per month in salary during this period; these amounts shall accrue as liabilities of the Company, and will not be paid to the respective Officers until the Company consummates a strategic transaction.

Item 5.03.	Amendments to Articles of Incorporation or By-laws; Change in Fiscal Year.

On June 15, 2006, the Board of Directors of Diametrics Medical, Inc. (the “Company”) approved a one-for-one hundred reverse stock split (“reverse split”) of the Company’s Common Stock. The record date of the reverse split is June 30, 2006. As a result of the reverse split, the Company will issue one (1) share of Common Stock in exchange for every one hundred (100) shares of Common Stock issued and outstanding immediately prior to the effective date of the reverse split. There will be no fractional shares issued as a result of the reverse split. Each fractional share created as a result of the reverse split will be rounded up to the nearest whole share of Common Stock.

In connection with the reverse split, the Board approved an amendment to the Articles of Incorporation to reduce the number of authorized shares of common stock to 10,000,000, and the number of authorized shares of preferred stock to 50,000. The Board also approved amendments to the Certificates of Designations for the Company’s Series H and Series I Convertible Preferred Stock to adjust the conversion price of each such Series of preferred stock to reflect the reverse split. Under Minnesota law, a vote of the stockholders of the Company was not required to approve the reverse split.

As a result of the reverse split, the number of the Company’s outstanding shares of common stock as of the record date will be approximately 418,000 (reduced from 41,771,739 immediately prior thereto). The Company’s outstanding Series H and I Convertible Preferred Stock (the “preferred stock”) will be convertible into approximately 4,101,800 common shares (reduced from approximately 410,180,000 immediately prior thereto), and the Company’s Convertible Secured Promissory Notes (the “convertible notes”, and together with the preferred stock, the “convertible securities”) will be convertible into approximately 1,620,000 common shares (reduced from approximately 162,000,000 immediately prior thereto). The convertible securities are convertible, in whole or in part, at any time at the discretion of their holders.

As previously disclosed in the Company’s filings with the Securities and Exchange Commission, given the significant number of common shares which are issuable upon conversion of the convertible securities, COMMON STOCKHOLDERS FACE SIGNIFICANT DILUTION OF THEIR OWNERSHIP INTEREST IN THE COMPANY. On a fully-diluted, fully-converted basis (i.e. as if all convertible securities were converted into common stock), there would be approximately 686,000,000 common shares outstanding immediately prior to the reverse split (and 6,860,000 immediately subsequent to the reverse split), of which the currently outstanding common shares would represent approximately 6.1%.

The price per share of the Company’s common stock at the close of trading on June 19, 2006 was $0.11. Multiplied by the fully-diluted, fully-converted number of shares outstanding immediately prior to the reverse split (approximately 686,000,000), the share price implies a value for the Company’s share equity of approximately U.S. $75 million. As previously disclosed in the Company’s filings with the Securities and Exchange Commission, the Company is in the development stage with no revenues. The Company has incurred significant losses from operations and has limited financial resources. The Company is attempting to seek strategic alternatives, including the pursuit of additional financing for strategic acquisitions or a merger with another business; there can be no assurance that this pursuit will be successful. The report of the Company’s independent registered public accounting firm on the consolidated financial statements for the year ended December 31, 2005 contained an explanatory paragraph expressing substantial doubt about the Company’s ability to continue as a going concern as a result of recurring losses and negative cash flows.

Item 9.01.	Exhibits.

(d)	Exhibits.

4.1	Articles of Amendment to Amended and Restated Articles of Incorporation of Diametrics Medical, Inc.

4.2	Amendment to Certificate of Designations of Series H Convertible Preferred Stock of Diametrics Medical, Inc.

4.3	Amendment to Certificate of Designations of Series I Convertible Preferred Stock of Diametrics Medical, Inc.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunder duly authorized.

Date: June 21, 2006

DIAMETRICS MEDICAL, INC.

By:	/s/ Heng Chuk
Heng Chuk Chief Financial Officer